EXHIBIT 99.1

Duos Technologies

 Q3 2020 Earnings Call

November 12, 2020

Presenters

Chuck Ferry - Chief Executive Officer

Adrian Goldfarb - Chief Financial Officer

Operator

Good afternoon. Welcome to Duos Technologies Third Quarter 2020 Earnings Conference Call. Joining us for today's call are Duos’ CEO, Chuck Ferry, and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now, I'd like to turn the call over to Duos’ CEO, Chuck Ferry. Sir, please proceed.

Chuck Ferry

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the third quarter of 2020, as well as other operational highlights. A copy of the press release is available in the Investor Relations section of our website. As many of you are aware, this is my first earnings call as a new CEO for Duos Technologies. In recognition to that fact, I'd like to take this time to introduce myself. Prior to joining Duos, I was a CEO of APR Energy, which is a global fast-track power company. During my time at APR, I managed $325 million annual P&L and oversaw roughly 800 employees and installed and operated 17 globally dispersed power plants.

Prior to that, I was the General Manager for ARMA Global Corporation, a defense contracting company that delivers IT engineering, services, and logistics solutions in the U.S. Special Operations Command and other government agencies. While at ARMA, the company grew from 20 million in annual revenue to 200 million and from 80 employees to approximately 1,000, leading to an acquisition by General Dynamics. I also previously spent several years as a Business Developer and Operations Manager at Lockheed Martin, as well as an individual consultant.

Before my time in the private sector, I spent 26 years in the U.S. Army serving in an Infantry Ranger in Special Operations Units as an Enlisted Man, NCO and Officer that included 48 months of combat service in Somalia, Afghanistan, and Iraq. In my previous military and civilian leadership roles, I've been involved in developing requirements, delivering, and deploying cutting-edge technologies. I joined Duos because I believe that the solutions Duos offers are world-class, and I've been very impressed by the talent and the ability of the Duos team, where I believe I can provide the most value to our organization as my experience in generating teamwork and turning strategies into actions and results. My past assignments leading Complex, Infantry, and Special Operations Units, coupled with the experience of leading businesses in both the growth and turnaround phases, has prepared me well. I understand what needs to be done to make Duos a profitable and sustainable business. I want to thank the employees of Duos who have welcomed me, and I can say that I really enjoyed the first few months on the team. Thank you to our Board of Directors for their confidence in appointing me and for their continued support, and thank you to our investors and our shareholders. I look forward to hearing from all of you in the coming months.

Since joining the company on September 1st, the management team and I, with support from our Board, have been working to formulate and begin the execution of a strategy aimed at positioning Duos for profitable growth and expansion in the years ahead. As of today's call, we have completed an assessment of the company's current position in terms of commercial, operations, finance, and personnel and then outlined the strategy and operating plan designed to accomplish two main goals: first, deliver operational and technical excellence to our customers, second, prioritize our product offerings and focus on a more profitable and sustainable go-to-market strategy that will improve margins and increase recurring revenue. In a few moments, I'll provide more details on this assessment and go forward strategy. However, before I do, I want to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter. Adrian?

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Adrian Goldfarb

Thank you, Chuck. Before discussing the numbers in detail, I would like to make a few introductory comments. From a purely financial standpoint, this past quarter has been extremely challenging. After our successful uplisting (sp) to NASDAQ earlier in the year, we were almost immediately hit with the effects of the ongoing pandemic. This changed many of our original assumptions for the business operations for 2020. Fortunately, an assessment of the situation leads us to believe that, although we were likely to suffer delays in receiving orders and implementation schedules, we would likely be able to resume later this year. In addition, the pause gave us time to examine and consider certain aspects of the business that could be significantly improved, and I'm pleased to report that the management team has and will continue to focus on areas to strengthen overall operations and results—improvement in financial results that can be expected. Chuck will discuss much of this later in the call.

Now turning to our financial results for the third quarter. Total revenue for the third quarter decreased 42% to $1.28 million compared to $2.2 million in the equivalent quarter in 2019. The decrease in total revenue for the quarter was due to a decline in technology systems revenue as a result of an earlier delay in receiving an order for a large project. This was initially planned for execution during the third quarter of 2020 but will now be substantially completed in the fourth quarter. Total revenue for the nine months ended September 30, 2020, decreased 46% to 4.26 million from 7.9 million in the same period last year. The decrease in total revenue was driven by slower than anticipated contract awards by one customer, pending resolutions of certain terms and conditions, which has now been resolved. The current pandemic environment has also impacted expected receipt of awards and caused delays in execution due to travel and other restrictions.

Gross profit in Q3 was 295,000, or 23% of total revenue, which was a decrease of 71% from 1.03 million, or 47% of total revenue, for the equivalent quarter in 2019. The decrease in gross profit was due to the higher overall cost of sales relative to revenue recorded during the quarter, largely due to implementation delays as noted previously. Gross profit for the nine months ended September 30, 2020 decreased 66% to 1.14 million, or 27% of total revenue, from 3.33 million, or 42% of total revenue, in the same period last year. The decrease in gross profit was mainly the result of the fixed costs related to maintaining a minimum staff to begin execution once orders were received, not being offset by sufficient revenues, as had been anticipated earlier in the year.

Turning to our costs, operating expenses increased 39% in Q3, 2020, to 3 million from 2.16 million in the same quarterly period last year. The increase in operating expenses was primarily due to an increase in administration expenses, which was offset by a decrease in sales and marketing, engineering, research and development, and AI technologies expenses. The increase in administration expenses was related to a one-time charge for severance payment due to the retirement of the company's former CEO and Chairman.

Operating expenses for the nine months ended September 30, 2020, increased 16% to 7.36 million from 6.37 million in the same period last year. The increase in operating expenses was primarily due to an increase in administration expenses and AI technologies expenses, which were offset by decreases in sales and marketing, engineering, and research and development. The increase in administration expenses was related to a one-time charge for severance payment, due to the retirement of the company's former CEO and Chairman, as noted previously. AI technologies costs were higher as a result of additional growth in this area and an increase in resources allocated from the R&D department. With development work for the company's AI platform completed, costs in this area are expected to normalize going forward.

We recorded a net loss in Q3 of 2.71 million, or $0.77 loss per share, compared to a net loss of 1.14 million, or $0.63 loss per share, in the equivalent quarter in 2019. The increase in net loss was attributable to the increase in administration expenses as noted previously. Net loss for the nine months ended September 30, 2020 totaled 6.32 million, or 1.95 loss per share, $1.95, compared to a net loss of 3.05 million, or $1.78 loss per share, in the same period a year ago. The greater net loss was primarily attributable to an overall decrease in revenue for the period, as well as an increase in expenses as noted previously.

Now, let's discuss the balance sheet. We ended the quarter with $4.12 million in cash and cash equivalents, and we also had net receivables of 1.34 million. For the nine month period, we use $4.22 million of cash in operations compared to 3.62 (sp) million in the same period a year ago. The increase in net cash used in operations for the nine months ended September 30, 2020, was the result of higher expenditures related to current and future projects execution in anticipation of new projects.

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Finally, I'd like to provide an update on our financial projections. We had previously suspended guidance due to the uncertain impact of the coronavirus on our operations and our customers. At this time, management has been able to quantify the impact to our financials, and we are resuming giving short-term guidance at this time. For the fiscal year ending December 31, 2020, we expect total revenue to range between $7.5 million and $8 million. As a reminder, our guidance calculation is based on contracts and backlog and near-term pending orders that are already performing or scheduled to be executed during the fourth quarter of 2020. As many of you listening are aware, our quarterly results are subject to a degree of volatility and timing impacts, making performance difficult to project in the short-term.

Going forward, it is our intention to provide more of an incremental outlook on our operations to the extent that we are able. The company's business is in the early stages of recovery, and management has undertaken significant internal restructuring efforts beginning in Q4 to build revenues for both new systems and recurring revenue services. Management also expects the current cash position will remain largely unchanged through the end of first quarter 2021. Although uncertainties continue in the macro economic climate, management believes that 2021 will yield a much stronger financial performance for revenue and profitability. The company plans to release guidance for 2021 in early January. I will now turn the call back over to Chuck to provide a further update on the business. Chuck?

Chuck Ferry

Thanks, Adrian. For the remainder of my remarks today, I'd like to spend an extra amount of time discussing our strategic review, the results of that process, and our operational roadmap going forward. Then I'll provide a brief update on our operation for the last quarter, including recent wins and management updates before turning it over for questions, beginning first with our strategic review. At a high level, I'm pleased to say that the many reasons that drew me to this company, including its people, technology, and market opportunity, still hold true after a detailed assessment. I also recognize there are a number of improvements that must be made to position our company for long-term success.

Before I get into the hard part, I'd like to outline the opportunity before us as it relates to our industry. The opportunity within our Rail Inspection Portal, or RIP, business is substantial. We are currently, to the best of our knowledge, providing a unique inspection solution that has little to no direct competition at this moment. We are currently providing this solution to three of seven Class 1 railroad operators with 10 systems already deployed. Because our early—because of our early leadership position, we've been able to accumulate experience and intellectual property that will be time consuming and expensive for a new competitor to replicate. And we have given ourselves the ability to upgrade and scale our solutions with additional technologies in the future.

Lastly, I've directed our operations and technical teams to design the next generation of RIP to meet anticipated Federal Railroad Administration, or FRA, and Association of American Railroads regulatory guidelines. We currently estimate the total Class 1 railroads addressable market at 156 systems in North America alone. Between initial RIP installations, upgrades, and long-term service agreements, we believe this equates to well north of an $800 million realistically attainable opportunity in the coming years.

At the same time, we recognize that the technology lifecycle is fast and evolving. Potential competitors could move into this sector, and it's even possible that some Class 1 railroads could develop their own solutions that limit our total addressable market. However, there is an opportunity for us to seize here, and we intend to make the most of it. Another market plan we plan to aggressively pursue is within our Automated Logistics and Information Systems business, or ALIS. Leveraging the same technology that powers our RIP business, we can enable distribution centers and intermodal operations to more efficiently inspect and transport goods. ALIS replaces traditional gatehouse operations with turnkey deployment of an intelligent multi-sensor system that eliminates manual processes in favor of a completely automated inspection. Today, we currently have 20 production systems in use, but we believe the Greenfield opportunity here to be substantial. We have identified over 900 lanes of traffic within nearly 300 facilities as potential business opportunities in the near-term. The addressable market equates to well over $100 million.

Now that we sized (sp) our market, I'm going to discuss the results of our strategic review. As part of this process, we conducted a SWOT analysis to identify our strengths, weaknesses, opportunities, and potential threats. We review the business within the following key areas: operations, commercial, finance, and personnel. I'm going to discuss each area in that order, beginning with our operations. Our first goal on priority is operational excellence. To put it bluntly, I believe we can be doing a better job in the development, testing, and deployment of our technology. Improving the preparation, installation, and reliability of our technology will effectively reduce costs that we are incurring during installations as a result of issues having to return to a site multiple times.

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We are already instituting these improvements for our existing contracts. Improving our delivery and reliability will also allow us to improve project margins. As an example, during this quarter, we delayed delivery on certain key projects to ensure proper pre-shipping preparation was completed the standard, which impacted our results to a degree. We fully expect to recognize these project revenues in Q4, but we are committed to quality and safety above all else. Additionally (sp), collaboration between project management, engineering, IT, software, and artificial intelligence teams can be better. Closer collaborating and more disciplined project management will allow better communication with our customers and makes us faster and more cost-effective. We will also improve the resourcing and execution of our 24/7 service operation center to improve accountability and responsiveness to our customers, which will, in turn, entice them to continue service contracts and improve a recurring revenue stream. The major takeaways are as follows. We will improve operational technical execution, customer satisfaction, and speed. This means delivering projects on time, on budget, and with improved technical reliability.

Moving to our commercial assessment. As a CEO, I've already been directly involved in the front end of our business working with our commercial leadership to develop our go-to-market strategy, product prioritization, and new business pipeline, with measurable goals and metrics. In my experience, most businesses get plenty of good leads and opportunities. My focus is to drive these opportunities to deal closure. From an organization standpoint, I've made Scott Carns, the Chief Commercial Officer for the company's wholly-owned subsidiary Duos Technologies, and made his sole focus on the front-end of the business, which is marketing, sales, proposals, pricing, and contract closure. Previously, he was also managing our operations and, quite frankly, was stretched too thin. As a result, the focus on the front end of the business suffered. To assist Scott, we've just hired a very experienced financial operations professional. That will lead what I call Commercial Operations, which I consider to be the engine of the business. Commercial Operations includes proposals, pricing, and contracts.

We have recently launched the new improved website that I think you'll agree does a better job of presenting our business. If you haven't logged on to it lately, I encourage you to do so. Our current services are primarily offered via a CapEx model where the customer buys the technology, and Duos provides a smaller service model for it. Starting next year, we will begin to offer an OpEx model where a customer simply buys a service in exchange for a highly—for a higher monthly charge and a longer term contract. We expect this to increase our recurring revenue and expand our customer base for both RIP and ALIS.

Furthermore, in operating two businesses between Duos and our Truevue 360 subsidiary, we've created organizational stow pipes that limited internal collaboration and, in some cases, even confused our customers. We will be consolidating both units under the parent company to correct this issue. We will reinvigorate existing and pursue new strategic partnerships with key industry players that will improve market access and credibility for Duos. With these changes in place, we expect to generate material increases in revenue year-over-year between both new customers and existing customers.

On the financial side, we are certainly focused on topline revenue, a business of our size—while we are certainly focused on topline revenue, a business of our size must be more focused on margins and cash. Our goal is to become a more consistent, predictable, and profitable company. I firmly believe that we can improve our operating margins, given our current market position, while at the same time, save costs through better execution. We will conduct more frequent internal financial reporting to ensure that all projects and related spend remain on target and on time. I'm also challenging our P&L leaders that proactively manage our operations and make good financial decisions thinking like owners versus employees.

As it relates to personnel, we have a very talented workforce, and I believe we are only scratching the surface of that potential. We need to update our structure to continue to attract and retain top talent, and that includes more incentive and performance based compensation, as well as improved benefits and 401(k) contributions. Additionally, many departments are currently segmented in a way that doesn't optimize for ideal communication and workflow, and we're making corrections to that right now.

The main takeaway from this review process has been that we have a tremendous opportunity for success in the years ahead. To be clear, the attainment of these goals is a serious undertaking that might take more than 12 months to realize in the manner that I just laid out. COVID-19 pandemic has made the global economy and, by connection, our industry increasingly difficult to predict, which might require us to revise plans accordingly. My job is to optimize our team to be able to capture as much of the market as we can in the most efficient way possible, and I believe we're already on—well on our way to making these changes. And I look forward to keeping you all updated on our progress going forward.

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Switching gears now to our quarterly operations. During Q3, we experienced a moderate return to normal business conditions, and we were encouraged by the signing of two significant contracts in recent months, both of which were with existing Class 1 railroad customers. First, in September, we won a $1.3 million contract to substantially expand our current relationship with a customer and upgrade our scope of work at existing RIP installation for the purpose of instituting increased automated mechanical inspections. The intent of the upgrade is to create new perspectives within the current system to identify specific railcar inspection points, which can be monitored and addressed through the use of AI applications being developed and integrated into the Duos centraco platform.

The upgrade will initially be performed at one of the railroads existing RIPs, with the expectation that its application will expand to several other locations in the future based on a successful proof-of-concept. The contract will be executed over the next few months, with completion expected before the end of the year. It also includes future payments through 2022 for recurring service, maintenance, and spare parts components in addition to the base contract value. More recently in October, we were awarded a multi-year contract from an existing customer CN. The agreement includes complete North American service, support, maintenance, and spare components sourcing for the seven RIPs that CN currently operates and will be recognized as recurring revenue through 2022. Similar to the previous win I spoke about, under the terms of the agreement, our RIP system will identify specific railcar inspection points, which are monitored and addressed using AI applications developed by CN and integrated into the Duos centraco platform. The continued service and maintenance of our systems is critical to our partnership and success with CN, and we greatly appreciate our continued relationship and CN’s trust in Duos to deliver cutting-edge solutions.

Moving to management updates. As previously mentioned, effective last month, we promoted Scott Carns, a founding employee of Duos Technologies and formerly our Chief Operating Officer, to the newly created Chief Commercial Officer position for our Duos Technologies wholly-owned subsidiary. In addition to my earlier comments, Scott is a founding employee of Duos Technologies and has spent over 20 years in several different roles in the company. He is also a co-inventor of Duos’ Train Rider Detection System developed for U.S. customs and border protection, which is the predecessor of the Railcar Inspection Portal, and is in use at many Class 1 freight railroads today.

After performing capably as a COO, in this new role, Scott will be responsible for the development and execution of Duos’ growth strategy and expansion where he can leverage his long-standing relationships to meaningfully increase our penetration rates with customers. He will also help to develop and create solutions to meet their unique operational challenges. Scott has brought tremendous value to our organization over the past few decades and will continue to be a key member of the management team going forward.

Secondly, I'm pleased to announce that we have hired Ben Eiser as our new COO for Duos Technologies wholly owned subsidiary. Ben joins Duos with 27 years of military and private sector leadership and management experience. Prior to joining Duos, he was the Vice President for project management at APR Energy, where he lead an operations and engineering team that profitably delivered 17 fast power plants and locations that included Argentina, Australia, Bangladesh, Dominican Republic, and Puerto Rico. Before that, he was Director of Projects for ARMA Global where he managed large IT programs in support of the United States Special Operations Command, with over 300 people globally, completing more than 50 projects. Prior to his experience in the commercials sector, Ben served 21 years in active duty in the U.S. Army as an Enlisted Man, NCO and Officer, leading Infantry and Ranger units, including multiple combat tours over 48 months in Afghanistan and Iraq.

I've had the opportunity to previously work alongside Ben in various professional capacities, most recently in APR Energy. So, I'm well aware of his technical acumen and leadership abilities. Ben is a perfect fit for the COO role, and I believe he'll be able to make an immediate impact on our operations in numerous key functions. Additionally, with Scott's promotion, we'll be able to ensure a smooth transition, as we all work closely together over the coming months, Scott on the front end of the business, Ben on the back end to implement our revamped strategic growth Plan.

Finally, we have a few updates to our Board of Directors to announce. First, we recently proposed the election of Ed Harris to our Board as an Independent Director. As a former COO and Tier 1 rail operator CSX, Ed has more than 50 years of railroad experience. Ed is an experienced executive with a wealth of knowledge, and we're looking to benefit from his collected wisdom and strong industry relationships. Second, current Director Ken Ehrman, has been appointed our new Chairman of the Board. Ken will also continue in his role as Chairman of the Nominating and Governance Committees.

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Third, I have also been appointed as a Director of the Board. Separately, both our current CFO, Adrian Goldfarb, and former CEO and former Chairman, Gianni Arcaini, will not stand for reelection. Adrian continues as our Chief Financial Officer and has been working closely with me in developing our strategy and has been quantifying the impact with a focus on improving cash flow and profitability. Adrian is stepping down from the Board in the interest of best corporate governance practices, leaving me now in the only non-independent seat. He has performed well in his role, and we appreciate his efforts. I would also like to thank Gianni for his service to our company over the last many years. He has been particularly helpful to me personally during this transition period.

With those items out of the way, I’ll now provide a brief outlook. Obviously, my entry into this company comes at a unique time for the business and the world. We've all been affected in many ways by the global pandemic and are continuing to work through challenging circumstances to stay safe and find some normalcy. While there's no way to predict what the next few months will hold, we're controlling that which is within our power.

We are taking the first steps forward on the path to a new growth era. Our vision is to position Duos as a business that deploys cutting-edge technologies that help to transform precision railroading, logistics, and intermodal transportation solutions. We have an excellent pipeline of opportunities with our existing rail and logistics customers that we expect to drive much improved financial results for 2021. I remain excited by the tremendous opportunity we have before us and believe we have the team, technology, and resources necessary to capture a greater share of the North American rail market. The Duos team and I look forward to delivering what we have discussed today. And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

Operator

Thank you. At this time, we will be conducing a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. If at any time you wish to remove your question from the queue, please press star two. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, to ask a question, please press star one. Once again, if you’d like to ask a question, please press star one on your telephone keypad. We’re not receiving any questions at this time. I would like to turn the call back to Mr. Ferry for closing remarks.

Chuck Ferry

Thanks, operator, and thank you, everyone, for joining us on today's call.

Operator

Before we conclude today's call, I would like to provide Duos' Safe Harbor statement that includes cautions—important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as believes, expects, may, will, should, anticipates, plans, and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Incorporated’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include but are not limited to those described in Item 1A in Duos Annual Report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos filings with the SEC. Thank you for joining us today for Duos Technology Group's 2020 third quarter earnings conference call. You may now disconnect.

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